THE RBB FUND, INC.

ARTICLES OF AMENDMENT

THE RBB FUND, INC., a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to change the name of the following classes of common stock of the Corporation as set forth below:

Old Designation	New Designation
Class OOOOOO Campbell Managed Futures 10V Fund – Class UI Shares	Class OOOOOO Campbell Systematic Macro Fund – Class A Shares
Class PPPPPP Campbell Managed Futures 10V Fund – Class I Shares	Class PPPPPP Campbell Systematic Macro Fund – Class I Shares
Class QQQQQQ Campbell Managed Futures 10V Fund – Class N Shares	Class QQQQQQ Campbell Systematic Macro Fund – Class P Shares
Class RRRRRR Campbell Managed Futures 10V Fund – Class T Shares	Class RRRRRR Campbell Systematic Macro Fund – Class C Shares

SECOND:       The foregoing amendment to the Charter was approved by the vote of a majority of the entire Board of Directors and is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its duly authorized President who acknowledges that these Articles of Amendment are the act of the Corporation, that to the best of his knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties for perjury.

THE RBB FUND, INC.

By:	/s/ Salvatore Faia
Salvatore Faia
President

ATTEST:

/s/ James G. Shaw
James G. Shaw Secretary